CERTIFICATE OF AMENDMENT

TO

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

MEASUREMENT SPECIALTIES, INC.

MEASUREMENT SPECIALTIES, INC., a corporation organized and existing under and by virtue of the laws of the State of New Jersey (the “Corporation”), pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, does hereby certify that:

1. The name of the Corporation is MEASUREMENT SPECIALTIES, INC.

2. The Second Restated Certificate of Incorporation of the Corporation is hereby amended:

(a) by deleting Section 4 in its entirety and substituting the following new Section 4 in lieu thereof:

“4. Authorized Shares.

The Corporation is authorized to issue 26,200,000 shares of stock.”

(b) by deleting the Subsection (a) of Section 5 in its entirety and substituting the following new Subsection (a) of Section 5 in lieu thereof:

“(a) 25,000,000 shares without par value shall be designated as Common Stock.”

(c) by deleting Subsection (b) of Section 7 thereof in its entirety and substituting a new Subsection (b) of Section 7 in lieu thereof:

“(b) Indemnifications of Officers, Directors and Employees.

(1) Limitation of Liability; Indemnification.

(a) For purposes of this Section 7(b), the following definitions shall apply:

(i) “Expenses” shall mean all reasonable costs, disbursements, fees of attorneys, accountants and other professionals, expert fees, investigative fees and all other similar expenses.

(ii) “Indemnitee” shall mean a director, officer, employee, or trustee of the Corporation, or of any employee benefit plan adopted or sponsored by the Corporation, or director, officer, employee, trustee or other fiduciary, member, partner of, or persons in a similar capacity with any other corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise which such person is serving at the request of the Corporation. Any person serving simultaneously as a director, officer or employee of the Corporation and as a director, officer, employee, trustee or other fiduciary, member, partner of, or in a similar capacity with (i) any enterprise in which the Corporation owns at least 20% of the equity interests of such enterprise or (ii) any employee benefit plan adopted or sponsored by such an enterprise, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(iii) “Liabilities” shall mean all Expenses and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties (including, without limitation, any excise taxes imposed in connection with service as a fiduciary of an employee benefit plan).

(iv) “Proceeding” shall mean any civil, criminal, administrative, investigative or arbitration action (or other form of alternative dispute resolution), suit, or proceeding, including, without limitation, any proceeding by or in the right of the Corporation, or any appeal therein, or any inquiry or investigation which could lead to such action, suit, or proceeding.

(b) To the fullest extent permitted by the New Jersey Business Corporation Act (the “BCA”) as the same exists or may hereafter be amended, no officer or director of the Corporation shall be liable to the Corporation or its shareholders for damages for breach of any duty, except that nothing contained herein shall relieve an officer or a director from liability for breach of a duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Any amendment or modification of the foregoing provision or the applicable provisions of the BCA shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such amendment or modification, and such right or protection shall continue as to a person who has ceased to be an officer or a director and shall inure to the benefit of the heirs, executor and administrators of such a person.

(c) Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved (including as a witness) in any pending, threatened, or completed (by judgment, settlement or otherwise) Proceeding by reason of his or her being or having been an Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the BCA permitted prior to such amendment), from and against any and all Liabilities incurred or suffered in connection with any such Proceeding, and such indemnification shall continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of his or her heirs, executors, administrators, and assigns. Notwithstanding the foregoing and except as set forth in paragraph (2) of this Section 7(b), the Corporation shall indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation.

(d) The right to indemnification conferred in this Section 7(b): (i) shall be a contract right (and any subsequent repeal of, or amendment to, this Section 7(b) shall not affect the right to indemnification based upon any act or omission while this Section 7(b) is in effect), (ii) is intended to be retroactive to events occurring prior to the adoption of this Section 7(b) to the fullest extent permitted by applicable law, and (iii) shall include the right to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of the final disposition of such Proceeding as authorized by the Board of Directors; provided that if the BCA or the Board of Directors so requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 7(b) or otherwise.

(2) Right of Claimant to Bring Suit. If a claim under subsection 1 of this Section 7(b) is not paid in full by the Corporation within thirty (30) days after a written request has been received by the Corporation, the claimant may, at any time thereafter, apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim, and, if successful on the merits or otherwise in connection with any such Proceeding, or in the defense of any claim, issue, or matter therein, the claimant shall be entitled also to be paid by the Corporation any and all expenses incurred or suffered in connection with such Proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any Proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the BCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, nor the termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this Section 7(b) shall not exclude or be exclusive of any other rights to which any person (including agents) may be entitled under this Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of shareholders, statute or otherwise; provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person's acts or omissions (a) were in breach of his duty of loyalty to the Corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in such person's receipt of an improper personal benefit.

(4) Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any Liabilities incurred or asserted against him in any Proceeding by reason of such person's being or having been such an Indemnitee, whether or not the Corporation would have the power to indemnify such person against such expenses and Liabilities under the provisions of this Section 7(b) or otherwise.

(5) Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees or who, while an Indemnitee, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 7(b) in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Section 7(b) shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(6) Merger or Consolidation. For purposes of this Section 7(b), references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7(b) with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.”

3. The total number of shares outstanding at the time of adoption of the foregoing amendment and entitled to vote thereon was 14,286,301 shares of common stock, without par value, of the Corporation.

4. The foregoing amendment to the Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the New Jersey Business Corporation Act: (a) by the unanimous written consent dated July 10, 2007 in lieu of a meeting of the directors of the Corporation; and (b) the shareholders of the Corporation having duly adopted such amendment by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at the annual meeting of shareholders duly called and held on September 10, 2007, with 12,114,529 shares voting in favor of such amendment and 114,558 shares voting against such amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by an authorized officer this 10th day of September, 2007.

MEASUREMENT SPECIALTIES, INC.

By:	/s/ Mark Thomson
Name: Mark Thomson
Title: Secretary